Exhibit 10.1

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (the “Amendment”) is dated as of Mar-4, 2021

2021, by and between PNK S2, LLC, a Georgia limited liability company (“Landlord’’ ), and Purple Innovation, LLC, a Delaware limited liability company (“Tenant”), and this Amendment is executed in connection with the following facts:

RECITALS:

A. Landlord and Tenant entered into that certain Lease, dated July 21, 2020 (the “Lease”), covering 519,680 rentable square feet in a space commonly referred to as Suite A (the “Purple Space” ) in the building located at 1325 Hwy 42S., Building B, McDonough, Georgia, and containing a total of 1,104,320 rental square feet, and more particularly described in the Lease (the “Building”).

B. Except as otherwise defined in this Amendment, each of the capitalized terms appearing herein shall have the meaning ascribed to it in the Lease.

C. Landlord and Wesco Aircraft Hardware Corp. (“Wesco”) entered into that certain Lease, dated August 31, 2020 (the “Wesco Lease”), covering 259,840 rentable square feet in the space commonly known as Suite C of the Building (the “Wesco Space” ).

D. The Lease and the Wesco Lease currently contemplate the design and construction of an access drive located outside of the eastern border of the Purple Space (the “Original 30’ Access Drive”), a secondary access point connecting the common drive now depicted on Exhibit “A” hereto (the “30’ Drive Access Point”), certain trailer parking located outside of the east boundary of the Wesco Space (the “Trailer Parking Area”), and certain truck court areas located outside of the east boundary of the Purple Space (the “Truck Court Area”). The Purple Space, the Wesco Space, the Original 30’ Access Drive, the 30’ Drive Access Point, the Trailer Parking Area, and the Truck Court Area are all depicted on Exhibit “A” hereto.

E. On the terms and conditions set forth in this Amendment, Landlord and Tenant desire to: (i) relocate the Original 30’ Access Drive on to the Trailer Parking Area; (ii) to relocate the 30’ Drive Access Point in connection with the relocation of the Original 30’ Access Drive; and (iii) in connection with and as result of the relocation of the Original 30’ Access Drive, to convert the area of the Original 30’ Access Drive into trailer parking for Purple’s exclusive use.

F. Landlord and Tenant shall execute and deliver this Amendment concurrently with an amendment to the Wesco Lease between Landlord and Wesco that is consistent with the terms of this Amendment.

NOW, THEREFORE, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Recitals. The foregoing Recitals and the terms defined therein are hereby incorporated into this Amendment for all purposes.

2. Relocation of Original 30’ Access Drive and 30’ Drive Access Point. Landlord and Tenant hereby agree that Landlord shall relocate the Original 30’ Access Drive to, and design and construct the access drive within, the area east of the Wesco Space depicted on Exhibit “B” hereto (the “Relocated 30’ Access Drive”). To permit the Relocated 30’ Access Drive to function properly, Landlord also agrees to relocate the 30’ Drive Access Point to the location southeast of the Wesco Space depicted on Exhibit “B” hereto. The Relocated 30’ Access Drive will replace and occupy the Trailer Parking Area. The parties acknowledge that Landlord commenced and completed the design work described in this paragraph prior to the date of this Amendment.

3. Trailer Parking on Truck Court Area. In connection with the location of the Relocated 30’ Access Drive and of the relocation of the 30’ Drive Access Point, as set forth in Section 1 above, Landlord has constructed trailer parking for the exclusive use of Purple during the Lease Term on the Truck Court Area and on the Original 30’ Access Drive area depicted on Exhibit “A” hereto. The parties acknowledge that this work is complete and that the trailer parking area is in good and satisfactory condition as of the date of this Amendment.

4. Rent. Subject only to Paragraph 7 below, the Rent due under the Lease shall remain unchanged, and the rent due under the Wesco Lease shall remain unchanged as a result of and in connection with the terms of this Amendment and the amendment to the Wesco lease to be executed an delivered concurrently with this Amendment.

5. Tenant Improvement Allowance.

(a) The Tenant Improvement Allowance is hereby reduced by $300,000.00 (to $6,196,000.00), and Landlord shall increase the tenant improvement allowance under the Wesco Lease by $300,000.00 in the amendment to the Wesco Lease; and

(b) All costs incurred by Landlord in connection with the relocation of the access drive from the area of the Original 30’ Access Drive to the area of the Relocated 30’ Access Drive, the installation of the Relocated 30’ Access Drive, and the relocation and installation of the 30’ Drive Access Point, including, without limitation, the access driveway stripes, and any fence, gate and other related items and installations, shall be paid for out of the Tenant Improvement Allowance, but shall not be considered part of Landlord’s Work. Other than the payment for such work from the Tenant Improvement Allowance, however, Landlord and Tenant shall treat such work as though it did not exist under the Lease for purposes of Landlord’s rights and obligations thereunder. Landlord shall perform such relocation work.

6. Condition to Amendment.

(a) Landlord intends to enter into an amendment to the Wesco Lease with Wesco that is consistent with and carries out the intent of this Amendment. As a condition to Tenant’ s obligations under this Amendment, Landlord, to its good faith belief, represents to Tenant that this Amendment and the amendment to the Wesco Lease are consistent with each other and put into effect the terms and conditions of the letter of intent, dated December 23, 2020, between Landlord, Tenant, and Wesco. In the event that the above-described amendment has not been fully executed and delivered by Landlord and Wesco within five (5) business days after the full execution and delivery of this Amendment, then this Amendment shall be null and void, and of no force or effect.

(b) Nothing in this Amendment will be deemed to be a breach of any confidentiality obligation of Landlord under the Lease (including, without limitation, Article 19 thereof).

7. Payment of Landlord’ s Attorney’s Fees. Tenant shall reimburse Landlord for fifty percent (50%) of the attorney’ s fees incurred in connection with the letter of intent on which this Amendment is based, this Amendment, and the amendment to the Wesco Lease, which reimbursement shall, at Tenant’s election, be made either: (a) as a direct payment to Landlord as additional Rent due under the Lease; or (b) as a deduction by Landlord from the Tenant Improvement Allowance. Tenant’s total obligation under this Section 6 shall not exceed $5,000.00, nor shall Wesco’s similar obligations under the amendment to the Wesco Lease.

8. Consistency. Except as set forth in this Amendment the Lease shall remain unchanged and in full force and effect.

9. Counterparts/Signatures. This Amendment may be executed in counterparts, and signatures delivered hereon by facsimile, electronic mail, or programs such as DocuSign shall be considered originals for all purposes.

10. Authority. The individuals executing and delivering this Amendment on behalf of Landlord and Tenant have been duly authorized and instructed to execute and deliver this Amendment.

TENANT:

PURPLE INNOVATION, LLC,
a Delaware limited liability company

By:	/s/ John Legg
Name:	John Legg
Title:	COO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LANDLORD:

PNK S2, LLC, a Georgia limited liability company

By:	/s/ Park Mun Seong
Name:	Park Mun Seong
Title:	Manager

EXHIBIT “A”

Current Configuration

EXHIBIT “B”

New Configuration